Exhibit 10.1

DESCRIPTION OF THE MATERIAL TERMS OF BUFFETS, INC.’S FISCAL 2006
INCENTIVE BASED COMPENSATION PROGRAM FOR EXECUTIVES

The incentive based compensation program (the “Cash Bonus Program”) contemplates the payment of cash bonuses to executives holding the position of vice president or higher (the “Participants”) upon the achievement of certain improvements in Buffets Holdings, Inc.'s enterprise equity value for fiscal year 2006. The total amount of cash available for distribution pursuant to the Cash Bonus Program is determined by using a formula approved by the Board of Directors (the “Bonus Pool”). Once the Bonus Pool is determined, the following percentage shares are applied to the Bonus Pool:

EXECUTIVE	BONUS POOL

Mr. Andrews	23.94% of the Bonus Pool

Mr. Maxfield	13.49% of the Bonus Pool

Mr. Williams	6.58% of the Bonus Pool

Mr. Mitchell	6.08% of the Bonus Pool

Participants in the Cash Bonus Program must be employed by Buffets, Inc. on the last day of fiscal year 2006 in order to be eligible to receive their percentage share of the Bonus Pool. To the extent that a Participant leaves the company prior to the end of fiscal year 2006, such Participant’s share percentage is applied to the other Participants' share percentages on a pro rata basis.